EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 5, 2019

Centrus Finalizes Three Year Contract to Demonstrate HALEU Production

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today announced the company has signed a three-year contract with the U.S. Department of Energy (DOE) to deploy a cascade of centrifuges to demonstrate production of high-assay, low-enriched uranium (HALEU) fuel for advanced reactors. The program has been under way since Centrus and DOE signed a preliminary letter agreement on May 31, 2019, which allowed work to begin while the full contract was still being finalized.
“Our partnership with the U.S. Department of Energy to develop and demonstrate a U.S. source of high-assay, low-enriched uranium will help America lead the transition to the next generation of advanced reactors,” said Daniel B. Poneman, president and CEO of Centrus. “We are confident in the solution that our technology offers in powering advanced reactors for a wide range of missions for the public and private sectors. We believe that our investment in this technology will position the Company to meet the needs of our customers as they deploy advanced reactors and fuels.”
Work under the contract will include licensing, constructing, assembling and operating AC100M centrifuge machines and related infrastructure in a cascade formation to produce HALEU at the American Centrifuge Plant in Piketon, Ohio, for the demonstration program.
HALEU is a component for advanced nuclear reactor fuel that is not commercially available today and may be required for a number of advanced reactor designs currently under development in both the commercial and government sectors. Existing reactors typically operate on low-enriched uranium (LEU), with the uranium-235 isotope concentration just below 5 percent. HALEU has a uranium-235 isotope concentration of up to 20 percent, giving it several potential technical and economic advantages. For example, the higher concentration of uranium means that fuel assemblies and reactors can be smaller and reactors will require less frequent refueling. Reactors can also achieve higher “burnup” rates, meaning a smaller volume of fuel will be required overall and less waste will be produced. HALEU may also be used in the future to fabricate next-generation fuel forms for the existing fleet of reactors in the United States and around the world; these new HALEU-based fuels could bring improved economics and inherent safety features while increasing the amount of electricity that can be generated at existing reactors.
The lack of a U.S. source of HALEU is widely seen as an obstacle to U.S. leadership in the global market for advanced reactors. For example, in a 2017 survey of leading U.S. advanced reactor companies, 67 percent of companies responded that an assured supply of HALEU was either “urgent” or “important” to their company. The survey also showed that “the development of a U.S. supplier” was the most frequently cited concern with respect to HALEU.

About Centrus Energy
Centrus Energy is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources - helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include: risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for LEU; risks associated with our reliance on third-party suppliers to provide essential products and services to us; the impact of government regulation including by DOE and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with DOE to demonstrate the capability to produce HALEU; the potential for further demobilization or termination of the American Centrifuge project; risks related to our ability to perform and receive timely payment under agreements with the DOE, including risk and uncertainties related to the ongoing funding of the government and potential audits; the competitive bidding process associated with obtaining a federal contract; risks related to our ability to perform fixed-price contracts, including the risk that costs could be higher than expected; risks that we will be unable to obtain new business opportunities, achieve market acceptance of our products and services or that products or services provided by others will render our goods or services obsolete or noncompetitive; risks that we will not be able to timely complete the work that we are obligated to perform; the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; the risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including under Part 1. Item1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and quarterly reports on Form 10-Q.
Contacts:
Media: Lindsey Geisler, (301) 564-3392, GeislerLR@centrusenergy.com